Exhibit 99.1
FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS 2024 RESULTS, ISSUES 2025 GUIDANCE AND ANNOUNCES LAUNCH OF RIVER VACATIONS

Stronger than expected close-in demand drives fourth quarter results
WAVE season off to a record start, propelling 2025 momentum
Adjusted EPS in 2025 are expected to be $14.35 to $14.65
Expanding vacation offering through the launch of Celebrity River Cruises

MIAMI – January 28, 2025 – Royal Caribbean Group (NYSE: RCL) today reported 2024 Earnings per Share ("EPS") of $10.94 and Adjusted EPS of $11.80. These results were better than the company's guidance due to stronger pricing on close-in demand and continued strength in onboard revenue, partially offset by higher stock-based compensation expense driven by an increase in the company's stock price during the fourth quarter. The strong demand for the company's vacation experiences continues to accelerate into 2025 with Adjusted EPS expected to be in the range of $14.35 to $14.65 per share. The guidance range includes a headwind of $0.65 related to foreign exchange and fuel rates, compared to the last earnings call.

"2024 was exceptional, thanks to our incredible team’s flawless execution, which drove elevated demand across our leading brands, the early achievement of our Trifecta goals, and meaningful progress on our strategic priorities," said Jason Liberty, president and CEO, Royal Caribbean Group. "2025 is shaping up to be another great year, with expected adjusted earnings growth of 23%, as our commercial and vacation experiences flywheel continues to accelerate the growing preference for our leading brands, the most innovative ships and world-class private destinations," added Liberty. "We are never satisfied with the status quo, and we are obsessed with delivering the best vacation experiences in the world and driving exceptional shareholder returns. Today’s launch of Celebrity River Cruises is an example of our commitment to deliver on that promise and ultimately capture a greater share of the $2 trillion global vacation market.”

Full Year 2024 Results:
•Gross Margin Yields increased 23.8% as-reported. Net Yields increased 11.6% in Constant Currency (11.5% as-reported).
•Gross Cruise Costs per Available Passenger Cruise Day ("APCD") increased 4.6% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD increased 6.8% in Constant Currency (6.8% as-reported).
•Total revenues were $16.5 billion, Net Income was $2.9 billion or $10.94 per share, Adjusted Net Income was $3.2 billion or $11.80 per share, and Adjusted EBITDA was $6.0 billion.

Full Year 2025 Outlook:
•WAVE season bookings are off to a record start, with booked load factors in line with prior years and at higher rates.
•Net Yields are expected to increase 2.5% to 4.5% in Constant Currency and 1.8% to 3.8% as-reported.
•NCC, excluding Fuel, per APCD are expected to be flat to up 1.0% in Constant Currency and (0.3%) to 0.7% as-reported.
•Adjusted EPS is expected to be in the range of $14.35 to $14.65.

Fourth Quarter 2024 Results
Net Income for the fourth quarter of 2024 was $0.6 billion or $2.02 per share compared to Net Income of $0.3 billion or $1.06 per share for the same period in the prior year. Adjusted Net Income was $0.4 billion or $1.63 per share for the fourth quarter of 2024 compared to Adjusted Net Income of $0.3 billion or $1.25 per share for the same period in the prior year. The company also reported total revenues of $3.8 billion and Adjusted EBITDA of $1.1 billion.

Gross Margin Yields increased 13.8% as-reported, and Net Yields increased 7.3% in Constant Currency (7.0% as-reported) when compared to the fourth quarter of 2023. Load factor for the quarter was 108%. Net Yield growth exceeded the company's guidance mainly due to higher pricing across all key products and better onboard revenue.

Gross Cruise Costs per APCD increased 7.2% as-reported, compared to 2023. NCC, excluding Fuel, per APCD increased 13.5% in Constant Currency (13.4% as-reported), when compared to 2023, and includes
340 bps related to higher stock-based compensation expense driven by the increase in stock price, compared to prior guidance.

Update on Bookings
The company continues to be encouraged by the demand and pricing environment for its vacation experiences. Close-in demand in the fourth quarter remained strong on both a rate and volume basis. Bookings have accelerated since the last earnings call, resulting in the best five booking weeks in the company's history. Booked load factors continue to be in line with prior years, and at higher rates. Guest spending onboard and pre-cruise purchases continue to exceed prior years driven by greater participation at higher prices, due to the company's robust commercial engine.

"Our strong booked position allows us to optimize our yield profile and drive margin expansion and strong financial returns," said Naftali Holtz, Chief Financial Officer, Royal Caribbean Group. "Our formula for success - moderate capacity growth, moderate yield growth, and strong cost discipline - is expected to deliver 23% adjusted earnings growth in 2025."

First Quarter 2025
Net Yields are expected to increase 4.75% to 5.25% in Constant-Currency (3.9% to 4.4% as-reported) compared to 2024. The expected yield growth in the first quarter is benefiting from a higher load factor related to new hardware.

NCC, excluding Fuel, per APCD, is expected to increase 1.6% to 2.1% in Constant-Currency (1.3% to 1.8% as-reported) compared to 2024.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be in the range of $2.43 to $2.53.

Celebrity River Cruises
This morning, the company issued a press release announcing the expansion of its vacation offerings with the launch of Celebrity River Cruises, a premium river cruise vacation that will begin taking bookings this year. The Company has committed to an initial order for 10 transformative ships and plans to sail in 2027.

“We’re thrilled to announce our entry into the river cruise market through our Celebrity Cruises premium travel brand. Our guests and travel partners should expect us to do what we do best – innovate and elevate the river cruise experience as we meet the growing demand for intimate, culturally enriching travel experiences,” said Jason Liberty, president and CEO, Royal Caribbean Group. “With about half of our guests having experienced or intending to vacation on a river cruise, we know they will enjoy Celebrity’s elevated offering on the river. By leveraging our valuable loyalty programs across our three brands, we will deepen customer engagement and further our ability to keep guests within our ecosystem of vacation offerings. We are the best in the world at delivering the vacation of a lifetime, and this is the latest example of how we are building the capabilities to deliver a lifetime of vacations.”

Fuel Expense
Bunker pricing, net of hedging, for the fourth quarter was $650 per metric ton and consumption was 437,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $277 million of fuel expense in its first quarter guidance at a forecasted consumption of 424,000 metric tons, which is 62% hedged via swaps. Forecasted consumption is 60%, 44%, and 20% hedged via swaps for 2025, 2026, and
2027, respectively. The annual average cost per metric ton of the hedge portfolio is approximately $487, $469, and $422 for 2025, 2026, and 2027, respectively.

The company provided the following guidance for the first quarter and full year 2025:

FUEL STATISTICS	First Quarter 2025	Full Year 2025
Fuel Consumption (metric tons)	424,000	1,724,000
Fuel Expenses	$277 million	$1,172 million
Percent Hedged (fwd. consumption)	62.0%	60.0%

GUIDANCE	As-Reported	Constant Currency
First Quarter 2025
Net Yields vs. 2024	3.9% to 4.4%	4.75% to 5.25%
Net Cruise Costs per APCD vs. 2024	(0.9%) to (0.4%)	(0.6%) to (0.1%)
Net Cruise Costs per APCD ex. Fuel vs. 2024	1.3% to 1.8%	1.6% to 2.1%
Full Year 2025
Net Yields vs. 2024	1.8% to 3.8%	2.5% to 4.5%
Net Cruise Costs per APCD vs. 2024	(1.0%) to 0.0%	(0.7%) to 0.3%
Net Cruise Costs per APCD ex. Fuel vs. 2024	(0.3%) to 0.7%	0.0% to 1.0%

GUIDANCE	First Quarter 2025	Full Year 2025
APCDs	12.7 million	53.3 million
Capacity change vs. 2024	3.1%	5.4%
Depreciation and amortization	$410 to $420 million	$1,715 to $1,725 million
Net Interest, excluding loss on extinguishment of debt	$230 to $240 million	$935 to $945 million
Adjusted EPS	$2.43 to $2.53	$14.35 to $14.65

SENSITIVITY	First Quarter 2025	Full Year 2025
1% Change in Net Yields	$31 million	$140 million
1% Change in NCC excluding Fuel	$16 million	$68 million
	First Quarter 2025	Full Year 2025
1% Change in Currency	$5 million	$21 million
10% Change in Fuel prices	$14 million	$59 million
100 basis pt. Change in SOFR	$1 million	$15 million

Exchange rates used in guidance calculations
GBP	$1.25
AUD	$0.63
CAD	$0.70
EUR	$1.05

Liquidity
As of December 31, 2024, the Group’s liquidity position was $4.1 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity. The company noted that as of December 31, 2024, the scheduled debt maturities for 2025, 2026, 2027, 2028 and 2029 were $1.6 billion, $2.9 billion, $2.6 billion, $3.4 billion and $1.0 billion, respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2025 are expected to be approximately $5 billion, based on current foreign exchange rates and are predominantly related to the company's new ship order book. The company expects to take delivery of Star of the Seas and Celebrity Xcel in 2025. All ship orders have committed financing in place. Non-new ship related capital expenditures are expected to be $1.6 billion, a significant portion of which includes the company's previously announced private destinations under development including the closing of the Costa Maya port acquisition.

Capacity changes for 2025 are expected to be 5.4% compared to 2024. Capacity changes for 2026, 2027, and 2028 are expected to be 7%, 5%, and 6%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) Other (income) expense, which includes the release of the loss contingency in connection with the Havana Docks litigation recorded in other expenses in 2022; (ii) impairment and credit losses; (iii) equity investment impairment, recovery of losses and other; (iv) restructuring charges and other initiative expense; and (v) gain on sale of controlling interest.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Earnings (Loss) per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Gross Margin represent Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization.

Adjusted Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents net income (loss) less net income attributable to noncontrolling interest, excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt; (ii) litigation loss contingency, which includes the release of the loss contingency recorded in 2022 in connection with the Havana Docks litigation inclusive of related legal fees and costs; (iii) impairment and credit losses; (iv) equity investment impairment, recovery of losses and other; (v) restructuring charges and other initiative expense; (vi) the amortization of the Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition in 2018; (vii) tax on the sale of PortMiami noncontrolling interest; (viii) Silver Whisper deferred tax liability release; and (ix) gain on sale of controlling interest.

Adjusted Operating Income (Loss) is a non-GAAP measure that represents operating income (loss) including income (loss) from equity investments and income taxes but excluding certain items that we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).
Available Passenger Cruise Days ("APCD") is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.
Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. For the 2024 periods presented, we calculate "Constant Currency" by applying the average for 2023 or Q4 2023 period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income (Loss) attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) income tax expense. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.
Gross Margin Yield represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs (“NCC”) and NCC excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the 2024 and 2023 periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude (i) impairment and credit losses; (ii) restructuring charges and other initiative expense; and (iii) the gain on sale of controlling interests.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income (Loss) divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business. ROIC is also used as a key metric in our long-term incentive compensation program for our executive officers.

Trifecta refers to the multi-year Adjusted EBITDA per APCD, Adjusted EPS and ROIC goals we publicly announced in November 2022. We designed this program to help us better execute and achieve our business goals by clearly articulating longer-term financial objectives. Under the Trifecta Program, we are targeting Adjusted EBITDA per APCD of at least $100, Adjusted EPS of at least $10, and ROIC of 13% or higher by the end of 2025. On July 25, 2024, we announced the company achieved all three of its Trifecta goals ahead of schedule.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 66 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional six ships on order as of December 31, 2024. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2025 and beyond; demand for our brands; expectations on timing and demand for river cruising offerings; future capital expenditures; and expectations regarding our credit profile. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” "shaping up," "position," "allows," “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(unaudited)		(unaudited)

Passenger ticket revenues	$2,599	$2,286	$11,499	$9,568
Onboard and other revenues	1,161	1,045	4,986	4,332
Total revenues	3,761	3,331	16,484	13,900
Cruise operating expenses:
Commissions, transportation and other	492	450	2,250	2,001
Onboard and other	183	169	909	809
Payroll and related	342	309	1,301	1,197
Food	237	205	934	819
Fuel	284	300	1,160	1,150
Other operating	514	457	2,098	1,799
Total cruise operating expenses	2,052	1,890	8,652	7,775
Marketing, selling and administrative expenses	674	503	2,125	1,792
Depreciation and amortization expenses	411	368	1,600	1,455
Operating Income	624	570	4,106	2,878
Other income (expense):
Interest income	3	4	16	36
Interest expense, net of interest capitalized	(266)	(346)	(1,590)	(1,402)
Equity investment income	57	51	260	200
Other income (expense)	141	1	103	(8)
	(65)	(290)	(1,210)	(1,174)
Net Income	559	280	2,896	1,704
Less: Net Income attributable to noncontrolling interest	6	2	18	7
Net Income attributable to Royal Caribbean Cruises Ltd.	$553	$278	$2,877	$1,697

Earnings per Share:
Basic	$2.06	$1.09	$11.00	$6.63
Diluted	$2.02	$1.06	$10.94	$6.31

Weighted-Average Shares Outstanding:
Basic	269	256	261	256
Diluted	277	280	279	283

Comprehensive Income (Loss)
Net Income	$559	$280	$2,896	$1,704
Other comprehensive income (loss):
Foreign currency translation adjustments	17	(11)	17	(9)
Change in defined benefit plans	9	2	12	6
(Loss) gain on cash flow derivative hedges	(75)	(20)	(157)	(27)
Total other comprehensive (loss) income	(49)	(29)	(128)	(30)
Comprehensive Income	510	251	2,768	1,674
Less: Comprehensive Income attributable to noncontrolling interest	6	2	18	7
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$504	$249	$2,750	$1,667
__________________________________________________
Certain amounts may not add due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023

Passengers Carried	2,159,429	1,939,360	8,564,272	7,646,203
Passenger Cruise Days	13,678,795	12,605,093	54,844,780	49,549,127
APCD	12,716,724	11,962,340	50,552,731	46,916,259
Occupancy	107.6%	105.4%	108.5%	105.6%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	As of
	December 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$388	$497
Trade and other receivables, net	371	405
Inventories	265	248
Prepaid expenses and other assets	670	617
Derivative financial instruments	11	25
Total current assets	1,705	1,792
Property and equipment, net	31,831	30,114
Operating lease right-of-use assets	677	611
Goodwill	808	809
Other assets	2,049	1,805
Total assets	$37,070	$35,131

Liabilities and shareholders' equity
Current liabilities
Current portion of long-term debt	$1,603	$1,720
Current portion of operating lease liabilities	74	65
Accounts payable	919	792
Accrued expenses and other liabilities	1,635	1,478
Derivative financial instruments	90	35
Customer deposits	5,496	5,311
Total current liabilities	9,817	9,401
Long-term debt	18,473	19,732
Long-term operating lease liabilities	670	613
Other long-term liabilities	375	486
Total liabilities	29,335	30,232
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 297,368,235 and 284,672,386 shares issued, December 31, 2024 and December 31, 2023, respectively)	3	3
Paid-in capital	7,831	7,474
Retained earnings (accumulated deficit)	2,612	(10)
Accumulated other comprehensive loss	(802)	(674)
Treasury stock (28,468,430 and 28,248,125 common shares at cost, December 31, 2024 and December 31, 2023, respectively)	(2,081)	(2,069)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	7,563	4,724
Noncontrolling Interest	172	175
Total shareholders' equity	7,735	4,899
Total liabilities and shareholders’ equity	$37,070	$35,131

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2024	2023
	(unaudited)
Operating Activities
Net Income	$2,896	$1,704
Adjustments:
Depreciation and amortization	1,600	1,455
Net deferred income tax benefit	—	(8)
Loss (gain) on derivative instruments not designated as hedges	77	(19)
Share-based compensation expense	267	126
Equity investment income	(260)	(200)
Amortization of debt issuance costs, discounts and premiums	98	109
Loss on extinguishment of debt and inducement expense	463	121
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	52	99
Increase in inventories, net	(17)	(24)
Increase in prepaid expenses and other assets	(137)	(184)
Increase in accounts payable	120	124
Increase in accrued expenses and other liabilities	—	13
Increase in customer deposits	186	1,143
Other, net	(80)	18
Net cash provided by operating activities	5,265	4,477

Investing Activities
Purchases of property and equipment	(3,268)	(3,897)
Cash received on settlement of derivative financial instruments	14	35
Cash paid on settlement of derivative financial instruments	(130)	(86)
Investments in and loans to unconsolidated affiliates	(67)	(31)
Cash received on loans to unconsolidated affiliates	18	40
Other, net	(13)	16
Net cash used in investing activities	(3,446)	(3,923)

Financing Activities
Debt proceeds	10,318	7,641
Debt issuance costs	(133)	(194)
Repayments of debt	(11,651)	(9,566)
Premium on repayment of debt	(292)	(80)
Dividends paid	(107)	—
Proceeds from sale of noncontrolling interest	—	209
Other, net	(57)	(3)
Net cash used in financing activities	(1,922)	(1,993)
Effect of exchange rate changes on cash	(6)	1
Net decrease in cash and cash equivalents	(109)	(1,438)
Cash and cash equivalents at beginning of year	497	1,935
Cash and cash equivalents at end of year	$388	$497

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended December 31,
	2024	2023
	(unaudited)
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$1,210	$1,442
Non-Cash Investing Activities
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$47	$50
Non-Cash Financing Activities
Non-cash inducement on convertible notes exchange	$104	$—

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD were calculated by dividing Gross Margin and Adjusted Gross Margin by APCD, and Adjusted Gross Margin by PCD as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add due to use of rounded numbers; reported Adjusted Gross Margin, Yields and per PCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended December 31,			Year Ended December 31,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total revenues	$3,761	$3,771	$3,331	$16,484	$16,494	$13,900
Less:
Cruise operating expenses	2,052	2,053	1,890	8,652	8,655	7,775
Depreciation and amortization expenses	411	411	368	1,600	1,600	1,455
Gross Margin	1,298	1,306	1,073	6,231	6,239	4,670
Add:
Payroll and related	342	343	309	1,301	1,302	1,197
Food	237	237	205	934	934	819
Fuel	284	284	300	1,160	1,160	1,150
Other operating	514	514	457	2,098	2,099	1,799
Depreciation and amortization expenses	411	411	368	1,600	1,600	1,455
Adjusted Gross Margin	$3,086	$3,095	$2,712	$13,325	$13,333	$11,090

APCD	12,716,724	12,716,724	11,962,340	50,552,731	50,552,731	46,916,259
Passenger Cruise Days	13,678,795	13,678,795	12,605,093	54,844,780	54,844,780	49,549,127
Gross Margin Yields	$102.06	$102.72	$89.70	$123.27	$123.41	$99.54
Net Yields	$242.66	$243.37	$226.71	$263.59	$263.75	$236.38
Adjusted Gross Margin per PCD	$225.60	$226.25	$215.16	$242.96	$243.11	$223.81

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel were calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add due to use of rounded numbers; reported Gross Cruise Costs, Net Cruise Costs, Net Cruise Costs excluding Fuel, and per APCD amounts are calculated from the underlying dollar amounts):

	Quarter Ended December 31,			Year Ended December 31,
	2024	2024 On a Constant Currency Basis	2023	2024	2024 On a Constant Currency Basis	2023
Total cruise operating expenses	$2,052	$2,053	$1,890	$8,652	$8,655	$7,775
Marketing, selling and administrative expenses	674	675	503	2,125	2,126	1,792
Gross Cruise Costs	2,726	2,728	2,393	10,778	10,782	9,567
Less:
Commissions, transportation and other	492	493	450	2,250	2,251	2,001
Onboard and other	183	183	169	909	910	809
Net Cruise Costs including other costs	2,051	2,052	1,774	7,619	7,621	6,757
Less:
Impairment and credit losses (1)	3	3	15	9	9	8
Restructuring charges and other initiatives expense (2)	5	5	—	10	10	5
Gain on sale of controlling interests (3)	—	—	—	—	—	(3)
Net Cruise Costs	2,043	2,044	1,759	7,600	7,602	6,747
Less:
Fuel	284	284	300	1,160	1,160	1,150
Net Cruise Costs excluding Fuel	$1,759	$1,760	$1,459	$6,440	$6,442	$5,597

APCD	12,716,724	12,716,724	11,962,340	50,552,731	50,552,731	46,916,259
Gross Cruise Costs per APCD	$214.33	$214.52	$200.04	$213.20	$213.27	$203.92
Net Cruise Costs per APCD	$160.63	$160.74	$147.04	$150.34	$150.38	$143.81
Net Cruise Costs excluding Fuel per APCD	$138.31	$138.42	$121.97	$127.40	$127.43	$119.30

(1) For 2024, primarily represents property and equipment impairment charges related to certain construction in progress assets, which we determined would no longer be completed. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, for 2023, includes an $11 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(2) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(3) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin were calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add due to use of rounded numbers; reported EBITDA, Adjusted EBITDA, and per APCD and Margin amounts are calculated from the underlying dollar amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$553	$278	$2,877	$1,697
Interest income	(3)	(4)	(16)	(36)
Interest expense, net of interest capitalized	266	346	1,590	1,402
Depreciation and amortization expenses	411	368	1,600	1,455
Income tax expense (1)	—	—	46	6
EBITDA	1,227	988	6,097	4,524

Other (income) expenses (2)	(141)	(1)	(149)	2
Impairment and credit losses (3)	3	15	9	8
Equity investment impairment, recovery of losses and other	4	—	4	8
Restructuring charges and other initiatives expense	5	—	10	5
Gain on sale of controlling interest (4)	—	—	—	(3)
Adjusted EBITDA	$1,098	$1,002	$5,971	$4,544

Total revenues	$3,761	$3,331	$16,484	$13,900

APCD	12,716,724	11,962,340	50,552,731	46,916,259
Net Income per APCD	$43.46	$23.24	$56.92	$36.17
Adjusted EBITDA per APCD	$86.35	$83.76	$118.13	$96.85
Adjusted EBITDA Margin	29.2%	30.1%	36.2%	32.7%

(1) These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(2) Represents net non-operating (income) expense. For 2024, primarily represents the release of the loss contingency recorded in 2022 in connection with the Havana Docks litigation inclusive of related legal fees and costs. The amount excludes income tax expense, included in the EBITDA calculation above.
(3) For 2024, primarily represents property and equipment impairment charges related to certain construction in progress assets, which we determined would no longer be completed. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, for 2023, includes an $11 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. and Adjusted Earnings per Share were calculated as follows (in millions, except per share data. Certain amounts may not add due to use of rounded numbers; reported Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., Earnings per Share, and Adjusted Earnings per Share amounts are calculated from the underlying dollar amounts):

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023

Net Income attributable to Royal Caribbean Cruises Ltd.	$553	$278	$2,877	$1,697
Loss on extinguishment of debt (1)	7	40	463	121
Litigation loss contingency (2)	(124)	—	(124)	—
Impairment and credit losses (3)	3	15	9	8
Equity investment impairment, recovery of losses and other	(1)	—	(1)	12
Restructuring charges and other initiatives expense	5	—	10	5
Amortization of Silversea Cruises intangible assets resulting from the Silversea Cruises acquisition (4)	2	1	6	6
PortMiami tax on sale of noncontrolling interest (5)	—	(3)	(3)	7
Silver Whisper deferred tax liability release (6)	—	—	—	(26)
Gain on sale of controlling interest (7)	—	—	—	(3)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$445	$331	$3,237	$1,827

Earnings per Share - Diluted (8)	$2.02	$1.06	$10.94	$6.31
Adjusted Earnings per Share - Diluted (9)	$1.63	$1.25	$11.80	$6.77

Weighted-Average Shares Outstanding - Diluted	277	280	279	283

(1) For 2024, includes $119 million of inducement expense related to the partial settlement of our 6.00% convertible notes due 2025. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) For 2024, represents the release of the loss contingency recorded in 2022, in connection with the Havana Docks litigation inclusive of related legal fees and costs. These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(3) For 2024, primarily represents property and equipment impairment charges related to certain construction in progress assets, which we determined would no longer be completed. For 2023, represents asset impairments and credit losses recoveries for notes receivables for which credit losses were previously recorded. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss). Additionally, for 2023, includes an $11 million impairment related to ceasing the use of certain real estate assets in our shoreside operations. This amount is included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(4) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(5) For 2024, represents adjustments to tax impacts on the 2023 PortMiami sale of noncontrolling interest. For 2023, represents tax on the PortMiami sale of noncontrolling interest. These amounts are included in Other income (expense) in our consolidated statements of comprehensive income (loss).
(6) Represents the release of the deferred tax liability subsequent to the execution of the bargain purchase option for the Silver Whisper. These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(7) Represents gain on sale of controlling interest in cruise terminal facilities in Italy. These amounts are included in Other operating within our consolidated statements of comprehensive income (loss).
(8)    Diluted EPS includes the add-back of $175 million and $88 million of dilutive inducement and interest expense related to our convertible notes for the year ended December 31, 2024, and 2023, respectively, and $5 million and $19 million for the quarters ended December 31, 2024, and 2023, respectively.
(9) Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $5 million and $56 million for the quarter and year ended December 31, 2024, respectively, and $19 million and $88 million for the quarter and year ended December 31, 2023, respectively.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Operating Income and ROIC, were calculated as follows: (in millions, except ROIC. Certain amounts may not add due to use of rounded numbers; Adjusted operating income, Invested Capital, and ROIC amounts are calculated from the underlying dollar amounts):

For the Twelve Months Ended
December 31, 2024
Operating Income	$4,106
Including:
Equity investment income	260
Income tax expense	(46)
Adjustments:
Impairment and credit losses (1)	9
Equity investment impairment, recovery of losses and other	4
Restructuring charges and other initiatives expense	10
Amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (2)	6
PortMiami tax on sale of noncontrolling interest (3)	(3)
Adjusted Operating Income	$4,347

Invested Capital	$27,074

ROIC	16.1%

(1) For 2024, primarily represents property and equipment impairment charges related to certain construction in progress assets, which we determined would no longer be completed. This amount is included in Other operating within our consolidated statements of comprehensive income (loss).
(2) Represents the amortization of the Silversea Cruises intangible assets resulting from the 2018 Silversea Cruises acquisition.
(3) Represents adjustments to tax impacts on the 2023 PortMiami sale of noncontrolling interest.